SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 30, 2013

Date of Report (Date of earliest event reported)

Anchor BanCorp Wisconsin Inc.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin

(State or Other Jurisdiction of Incorporation)

001-34955	391726871
(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street, Madison, Wisconsin 57303

(Address of Principal Executive Office) (Zip Code)

800-252-8982

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

Anchor BanCorp Wisconsin Inc. (the “Company”) is a party to the Amended and Restated Credit Agreement, dated as of June 9, 2008 (as amended from time to time, the “Credit Agreement”), among the Company, the lenders from time to time a party thereto (the “Lenders”), and U.S. Bank National Association, as administrative agent for the Lenders (the “Agent”). As of March 31, 2013, the total revolving loan commitment under the Credit Agreement was $116.3 million and aggregate borrowings under the Credit Agreement were $116.3 million plus accrued interest and amendment fees payable of $53.3 million and $6.9 million, respectively. The Credit Agreement provides that the Company’s obligations under the Credit Agreement become due and payable in full on the maturity date of June 30, 2013, and failure to make such payments on such maturity date constitutes an event of default under the Credit Agreement.

The Company has been exploring and is continuing to explore alternatives to address its capital needs, and has been engaged in ongoing discussions with the Lenders related to such alternatives. In connection therewith, the Company has entered into extensions of the maturity date and other amendments to the Credit Agreement with the Lenders on a recurring basis. The Company and the Lenders were prepared to enter into a further extension of the maturity date and related amendments under the Credit Agreement as of June 30, 2013.

Under the Order to Cease and Desist between the Company and the Office of Thrift Supervision, dated June 26, 2009, the Company may not incur, issue, renew, or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity, without prior written notice to and written approval from the Federal Reserve System, which is the successor regulator to the Office of Thrift Supervision. On July 2, 2013, the Federal Reserve System informed the Company that it is not, at the current time, prepared to approve the further extension of the maturity date and related amendments under the Credit Agreement proposed by the Company.

The Company does not currently have the ability to satisfy its payment obligations under the Credit Agreement. Under the Credit Agreement, upon the occurrence of a payment default, (i) each Lender may at any time immediately terminate its revolving loan commitment, set off, and/or take such other steps to protect or preserve such Lender’s interest in any collateral, and (ii) the Agent may, at the request of Lenders holding at least 66.67% of the unpaid principal balance, terminate the revolving loan commitment of each Lender, declare the unpaid principal balance, together with the interest accrued thereon and other amounts accrued to be immediately due and payable, and exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Agreement and the other loan documents. Furthermore, from and after the maturity date, the unpaid principal balance under the Credit Agreement shall bear an additional 2.00% annual interest rate in addition to the base interest rate under the Credit Agreement (the “Default Rate”). The Default Rate is currently 17.00% per annum.

As of the date hereof, the Company has not received any notice from the Agent or the Lenders that they intend to exercise any remedies under the Loan Agreement in connection with the event of default described above. The Company intends to continue to pursue all alternatives to address its capital needs, although there can be no assurance that any such alternative will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: July 5, 2013	By:	/s/ Mark D. Timmerman
Executive Vice President, Secretary
and General Counsel